UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 2, 2016 (May 26, 2016)

HEALTHWAYS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-19364	62-1117144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cool Springs Boulevard Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)

(615) 614-4929
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.
On May 26, 2016, Healthways, Inc. (the "Company") entered into indemnification agreements with each of its current directors in the form approved by the Board.  The form of indemnification agreement provides that the Company will indemnify each indemnitee against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with any action, suit or proceeding to which the indemnitee was or is a party by reason of the fact that (i) the indemnitee is or was or has agreed to serve at the request of the Company as a director, officer, employee or agent of the Company or (ii) while serving as a director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent of another entity.  Under the form of indemnification agreement, the Company is obligated to advance expenses incurred by the indemnitee in defending any such action, suit or proceeding, subject to repayment by the indemnitee if it is ultimately determined that the indemnitee is not entitled to be indemnified by the Company as authorized by the form of indemnification agreement.  For proceedings brought by or in the right of the Company where the indemnitee is adjudged to be liable to the Company, no indemnification will be made unless, and only to the extent that, the court determines that such indemnification is proper. The form of indemnification agreement also sets forth the procedures that will apply in the event that the indemnitee seeks indemnification or expense advancement thereunder as well as the process for determining entitlement to indemnification and the procedures for enforcement of indemnification and advancement rights.

The rights of an indemnitee under an indemnification agreement with the Company are in addition to any other rights under the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as amended, and the laws of the State of Delaware.

The foregoing description is qualified in its entirety by reference to the form of indemnification agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.
(d) Exhibits
Exhibit 10.1 Form of Director Indemnification Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
HEALTHWAYS, INC.

By:	/s/ Alfred Lumsdaine
Alfred Lumsdaine Chief Financial Officer

Date:  June 2, 2016

EXHIBIT INDEX
Exhibit 10.1 Form of Director Indemnification Agreement